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                                                                     EXHIBIT 1.2

                                JOINDER AGREEMENT

                                 with respect to

                               PURCHASE AGREEMENT
                                       and
                          REGISTRATION RIGHTS AGREEMENT

                                       for

                             TRIAD ACQUISITION CORP.
                   $150,000,000 11 1/8% SENIOR NOTES DUE 2013

                                                                  April 29, 2005

Goldman, Sachs & Co.,
Citigroup Global Markets, Inc.
As representatives of the several Purchasers named in Schedule I to the Purchase Agreement
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Ladies and Gentlemen:

      Reference is hereby made to that certain purchase agreement, dated as of April 27, 2005 (the "Purchase Agreement"), among Triad Acquisition Corp., a Delaware corporation (the "Company"), and Goldman, Sachs & Co. and Citigroup Global Markets, Inc. as representatives of the several Purchasers named in
Schedule I thereto (together, the "Purchasers"), and to that certain exchange and registration rights agreement, dated as of April 29, 2005 (the "Registration Rights Agreement" and, together with the Purchase Agreement, the "Agreements") among the Company and the Purchasers. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given them in the Purchase Agreement.

      Pursuant to the Indenture, the Company has issued and sold to the Purchasers on the date hereof $150,000,000 in aggregate principal amount of the Company's 11-1/8% Senior Notes due 2013 (the "Securities"). Pursuant to the Stock Purchase Agreement and as set forth in the Offering Circular under the caption "Use of Proceeds," on the date hereof the Company has applied the net proceeds from the issuance and sale of the Securities to acquire all of the capital stock of Triad Financial Corporation, a California corporation, ("Triad Financial"), and substantially concurrent with the closing of the issuance of the Securities and the closing of the Acquisition, the Company has merged with and into Triad Financial, and Triad Financial is the surviving corporation. As a result of the Merger, Triad Financial has succeeded to the Company under the Indenture and (a) in accordance with the Indenture, has expressly assumed all of the obligations of the Company under the Securities and the Indenture pursuant to the Supplemental Indenture, and by this instrument assumes all of the obligations of the Company under the Registration Rights Agreement and (b) in accordance with the Purchase Agreement, by this instrument assumes all of the obligations of the Company under the Purchase Agreement.

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      Triad Financial hereby:

1. represents and warrants that the statements contained in the preceding paragraph are true and correct in all material respects;

2. unconditionally and irrevocably assumes, confirms and agrees to perform and observe each and every of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of the Company under the Purchase Agreement, on a joint and several basis with the Company, as if Triad Financial had executed the Purchase Agreement on the date thereof as an original signatory thereto;

3. unconditionally and irrevocably assumes, confirms and agrees to perform and observe each and every of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of the Company under the Registration Rights Agreement, as if Triad Financial had executed the Registration Rights Agreement simultaneously with the Company on the date hereof as an original signatory thereto;

4. confirms that all representations and warranties contained in Section 1 of the Purchase Agreement are true and correct on the date hereof; and

5. covenants and agrees to promptly execute and deliver any and all further documents and take such further action as the Purchasers may reasonably require to effect the purpose of this Joinder Agreement.

      This Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties to the Agreements. The parties hereto acknowledge and agree that all of the provisions of each of the Agreements shall remain in full force and effect.

      This Joinder Agreement may not be amended or modified except by a writing executed by each of the parties hereto. This Joinder Agreement may not be assigned by you without the Purchaser's prior written consent.

      This Joinder Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement the date first above written.

                                            TRIAD FINANCIAL CORPORATION

                                            By: /s/ Mike L. Wilhelms
                                                -------------------------
                                                Name: Mike L. Wilhelms
                                                Title: Senior Vice President &
                                                       Chief Financial Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.

/s/ Goldman, Sachs & Co.
---------------------------
     (authorized signatory)

Citigroup Global Markets Inc.

By: /s/ Stephen R. Sellhausen
    --------------------------
Name: Stephen R. Sellhausen
Title: Managing Director